Exhibit 3.239

FILED In the Office of the Secretary of State of Texas MAY 24 2001 Corporations Section

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF WESTMORELAND, INC.

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Texas, do hereby set forth as follows:

FIRST: The name of the corporation is: BURLINGTON COAT FACTORY REALTY OF WESTMORELAND, INC.

SECOND: The address of the initial registered and principal office of this corporation in this State is 121 West Parker Road, Plano, Texas 75075 and the name of the registered agent at said address is Bob Bentley.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Texas.

FOURTH: The corporation shall be authorized to issue the following shares:

Class: COMMON; Number of Shares: 1,000; Par Value: $1.00

FIFTH: The number of directors constituting the initial Board of Directors is three (3); and the name and address of the initial Board of Directors, to serve until the first annual meeting of shareholders, or until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows:

NAME	ADDRESS

Monroe Milstein	1830 Route 130
Burlington, New Jersey 08016

Stephen E. Milstein	1830 Route 130
Burlington, New Jersey 08016

Andrew Milstein	1830 Route 130
Burlington, New Jersey 08016

SIXTH: The name and address of the incorporator is as follows: Name: Michael A. Barr; Address: 10 Bank Street, White Plains, NY 10606.

IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this twenty-third day of May, 2001.

/s/ Michael A. Barr
Incorporator